Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264456

APOLLO REALTY INCOME SOLUTIONS, INC.

SUPPLEMENT NO. 10 DATED APRIL 3, 2023

TO THE PROSPECTUS DATED NOVEMBER 22, 2022

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Realty Income Solutions, Inc., dated November 22, 2022 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to “we,” “us,” or “our” refer to Apollo Realty Income Solutions, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise. The purpose of this Supplement is to describe our acquisition of an asset.

On March 28, 2023, we acquired a $50 million pari passu interest in a $300 million floating-rate senior A-note, which was part of a $450 million whole loan secured by a 1,098-unit multifamily tower with approximately 26,000 square feet of retail space being constructed in Brooklyn, New York. An affiliate of Apollo Global Management, Inc. acquired a $250 million pari passu interest in the A-note, with the $150 million B-note held by a third party who originated the loan in September 2021. The loan has an initial remaining term of 18 months, with one extension option that matures in 30 months and an interest rate of SOFR plus 435 basis points.